EXHIBIT 4.2

Warrant No.: ______	Issue Date: ________

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY OR ANY SUCCESSOR THERETO.

WARRANT

To Purchase Shares of Class A Common Stock of

ACCESS INTEGRATED TECHNOLOGIES, INC.

THIS IS TO CERTIFY THAT, for value received, Sageview Capital Master, L.P., or its registered assigns, is entitled at the times specified herein, to purchase from Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp., a Delaware corporation (the “Company”), up to an aggregate of sixteen million (16,000,000) Warrant Shares (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, including fractional parts, at a purchase price per Warrant Share equal to the Exercise Price (as hereinafter defined), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

ARTICLE 1

DEFINED TERMS

Section 1.1     Definitions.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement.  As used herein, the following terms shall have the following meanings:

“Additional Shares of Class A Common Stock” means any shares of Class A Common Stock issued (whether from the Company’s treasury or authorized and unissued shares of capital stock) or, as provided in Section 3.6(a), deemed to be issued by the Company after the Closing Date; provided that, notwithstanding anything to the contrary contained herein, Additional Shares of Class A Common Stock shall not include (a) issuances of Class A Common Stock (including any deemed issuance pursuant to Section 3.6(a)) that are pursuant to employee benefit plans and compensation-related arrangements approved by the Board (including any duly authorized committee thereof), (b) shares of Class A Common Stock issuable upon the exercise, exchange or conversion of the Convertible Securities (including, without limitation, the Warrants) listed on Schedule 3.1(g) to the Securities Purchase Agreement or (c) securities issued as consideration pursuant to acquisitions of businesses or entities by the Company or its subsidiaries approved by a majority vote of the non-employee members of the Board of Directors (but excluding any transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Holder and (ii) none of the Holder or its Affiliates shall be considered Affiliates of any portfolio company in which the Holder or any of its Affiliates have made a debt or equity investment.

“Aggregate Amount” shall have the meaning provided in Section 3.5.

“Below Exercise Price Issuance” shall have the meaning provided in Section 3.6(c).

“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, however, that the Holder shall not be deemed to Beneficially Own any securities owned by its portfolio companies as long as the Holder does not directly or indirectly encourage, assist or provide any information to such portfolio company in respect of the acquisition, disposition or voting of such securities.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Cashless Exercise” shall have the meaning provided in Section 2.3(b).

“Cashless Exercise Ratio” means a fraction, (i) the numerator of which is the excess of the Fair Market Value per Warrant Share on the date of exercise over the Exercise Price per Warrant Share as of the date of exercise and (ii) the denominator of which is the Fair Market Value per Warrant Share on the date of exercise.

“Change of Control” means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (including, for the avoidance of doubt, the sale of all or substantially all of the assets and/or the capital stock of the Company’s Subsidiaries in the aggregate) to any Person or group (as defined in Section 13(d) of the Exchange Act) (other than Sageview Capital Partners LP and/or any of its Affiliates), (ii) the approval by the holders of the Company’s capital stock of any plan or proposal to effect the liquidation, dissolution or winding up of the Company, (iii) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Sageview Capital Partners LP and/or any of its Affiliates) shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of voting securities representing more than 35% of the aggregate voting power of all classes of the voting securities of the Company, (iv) the consolidation, merger or other business combination of the Company with or into another Person (other than as permitted by Section 8(p)(i) of the Notes), (v) as a direct result of any proxy contest or solicitation opposed by the Company, individuals who, at the commencement of that proxy contest or solicitation (the “Incumbent Directors”) cease to constitute at least a majority of the Company’s board of directors at the conclusion thereof, provided that any person becoming a director in connection with that proxy contest or solicitation whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be an Incumbent Director or (vi) if the Purchaser Director Entitlement or the Purchaser Observer Entitlement is at least one Director or one Observer, respectively, for 10 consecutive Trading Days the Class A Common Stock is neither listed for trading on a U.S. national securities exchange nor quoted on an established U.S. automated interdealer quotation system and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning provided in the preamble hereto.

“Company Rights Plan” means that certain Tax Benefit Preservation Plan, dated as of August 10, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as amended from time to time in accordance with its terms and in compliance with the Securities Purchase Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Securities” means any debt or other evidences of indebtedness, capital stock, rights, options, warrants or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Common Stock.

“Daily Price” means (i) if the shares of Class A Common Stock then are listed and traded on Nasdaq, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Class A Common Stock on the Nasdaq on such date, (ii) if the shares of Class A Common Stock then are not listed and traded on the Nasdaq, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Class A Common Stock on such date by the principal United States national securities exchange on which the shares are listed and traded or (iii) if the shares of Class A Common Stock then are not listed and traded on any such securities exchange, the last quoted bid price on such date for the shares of Class A Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization.  If on any determination date the shares of Class A Common Stock are not quoted by any such organization or such bid price is not available, the Daily Price shall be the fair market value of the shares of Class A Common Stock on such date as determined by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement of the Company and the holders of Warrants then exercisable for a majority of the Warrant Shares.

“Disposition Event” shall have the meaning provided in Section 3.4.

“Distribution Date” shall have the meaning given thereto in the Company Rights Plan or its comparable term/provision under any successor, substitute or additional shareholder rights plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means $1.37 per Warrant Share, as adjusted from time to time in accordance herewith.

“Expiration Date” means August 11, 2016; provided, however, that if (a) the Fair Market Value of the Class A Common Stock on August 11, 2016 is less than $7.50 per share (as adjusted to reflect any stock split, reverse stock split, recapitalization or similar transaction) and (b) Sageview Capital Master, L.P. and its Affiliates hold Warrants exercisable for at least 1,000,000 Warrant Shares on August 11, 2016, then upon the Company’s receipt of a written notice no later than ten (10) Trading Days after August 11, 2016, the Expiration Date shall thereafter be August 11, 2019.

“Expiration Time” shall have the meaning provided in Section 3.5.

“Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in accordance with the following rules: (i) for Class A Common Stock or any other security traded or quoted on the Nasdaq or any other United States national securities exchange, the Fair Market Value will be the average of the closing prices of such security on such securities exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; (ii) for any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the Holder, or (y) by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders of Warrants then exercisable for a majority of the Warrant Shares; or (iii) for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms’-length transaction; provided that if holders of Warrants then exercisable for a majority of the Warrant Shares object to a determination of the Board made pursuant to this clause (iii), the Fair Market Value of such property shall be as determined by nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company unless the subsequent determination of Fair Market Value by such bank, appraisal or accounting firm is less than one hundred and five percent (105%) of the Board’s determination in which case, such fees and expenses will be paid by the holders of the Warrants) selected by mutual agreement between the Board and such holders.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Holder” means the duly registered holder of this Warrant under the terms hereof, including assignees thereof.

“Initial Exercise Date” means the earliest to occur of the following: (i) the date upon which Shareholder Approval has been obtained, (ii) the date upon which the third Shareholder Meeting has been completed or (iii) February 28, 2011.

“Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast in respect of all capital stock of the Company on the applicable matter subject to the vote of the Common Stock.

“Measurement Date” means, with respect to a transaction, the public announcement of such transaction (or, if no such public announcement is made, the date of consummation of the transaction).

“Nasdaq” means the Nasdaq Global Market (or any successor thereto).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Principal Market” means, with respect to the Class A Common Stock, Nasdaq or such other primary United States national securities exchange on which the Class A Common Stock subsequently becomes traded, and with respect to any other security, the principal securities exchange or trading market for such other security.

“Public Sale” means (i) a sale pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any successor or other forms promulgated for similar purposes) filed under the Securities Act or (ii) a “brokers’ transaction” (as defined in Rule 144 of the Securities Act) or a “riskless principal transaction” (as defined in Rule 144 of the Securities Act).

“Purchased Shares” shall have the meaning provided in Section 3.5.

“Rights” shall have the meaning given thereto in the Company Rights Plan (or the comparable right under any successor, substitute or additional shareholder rights plan).

“Rights Plan Exchange” shall be the exchange of Rights for Class A Common Stock or other securities after the occurrence of a Rights Plan Triggering Event pursuant to the Company Rights Plan or under any successor, substitute or additional shareholder rights plan.

“Rights Plan Triggering Event” shall have the same meaning as “Trigger Event” set forth in the Company Rights Plan or its comparable term/provision under any successor, substitute or additional shareholder rights plan.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of August 11, 2009, between the Company and the Purchasers, as amended from time to time in accordance with its terms.

“Shareholder Approval” means all approvals of the stockholders of the Company necessary to approve, for purposes of the listing rules of Nasdaq, each of the following:  (a) the removal of the limitation on exercise of the Warrants set forth in Section 2.9, (b) the removal of the limitation on adjustments set forth in Section 3.6(d) and (c) the Second Director Right.

“Tender Expiration Date” shall have the meaning provided in Section 3.5.

“Trading Day” means any day on which the Class A Common Stock is traded on its Principal Market; provided that “Trading Day” shall not include any day on which the Principal Market is open for trading for fewer than 4.5 hours.

“Transfer Restriction Termination Event” means, following the Issuance Date, the earliest to occur of (i) August 11, 2011, (ii) consummation of a Change of Control or (iii) an Event of Default (as defined in the Notes).

“Warrant Exercise Notice” shall have the meaning provided in Section 2.3(a).

“Warrant Shares” means the shares of Class A Common Stock issuable, received, or issued, as the case may be, upon exercise of the Warrants.

“Warrants” means this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof.  All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of Warrant Shares for which they may be exercised.

ARTICLE 2

EXERCISE TERMS

Section 2.1     Exercise Periods.  Subject to Section 2.9 hereof, at any time from and after the Initial Exercise Date and until 5:00 p.m., New York City time, on the Expiration Date, the Holder may exercise this Warrant, subject to required regulatory approval (other than in connection with any such exercise and contemporaneous sale by the Holder of the applicable Warrant Shares issued upon exercise of the Warrant), if any, for all or any part of the number of Warrant Shares purchasable hereunder.

Section 2.2     Expiration.  This Warrant shall terminate and become void as of the earlier of (i) 5:00 p.m., New York City time, on the Expiration Date and (ii) the time and date this Warrant is exercised in full.

Section 2.3     Manner of Exercise.  (a) In order to exercise this Warrant, in whole or in part, Holder shall deliver to the Company at its principal office at 55 Madison Avenue, Suite 300, Morristown, New Jersey 07960 or at the office or agency designated by the Company pursuant to Article 6 (i) a written notice of Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased and shall be substantially in the form of the subscription form appearing at the end of this Warrant as Exhibit A (a “Warrant Exercise Notice”), (ii) subject to Section 2.3(b), payment of the Exercise Price for the number of Warrant Shares in respect of which such Warrant is then exercised and (iii) this Warrant.  Payment of the Exercise Price may be made (x) in cash or by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose, (y) by surrender of Warrants as set forth in Section 2.3(b) or (z) by any combination of the methods specified in clauses (x) or (y) of this sentence.  The rights represented by this Warrant shall be exercisable at the election of the Holder hereof either in full at any time or in part from time to time, in each case subject to Section 2.1, Section 2.2 and Section 2.9 hereof, and, in the event that this Warrant is surrendered for exercise in respect of less than all the Warrant Shares purchasable on such exercise at any time prior to the Expiration Date, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares, promptly deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the remaining unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(b)     In lieu of payment of the Exercise Price in cash, at the option of the Holder, as indicated on the subscription form appearing at the end of this Warrant as Exhibit A, the Holder may demand that the Company reduce the number of Warrant Shares to be delivered to such Holder upon exercise of the Warrants then being exercised so that the Holder receives a number of Warrant Shares equal to the product of (i) the number of Warrant Shares for which such Warrant would otherwise then be nominally exercised if payment of the Exercise Price as of the date of exercise were being made in cash and (ii) the Cashless Exercise Ratio.  An exercise of a Warrant in accordance with this clause (b) is herein called a “Cashless Exercise”.  The Holder may use the Cashless Exercise option whether or not this Warrant is being exercised in full or in part and whether or not the Holder elects to pay any portion of the aggregate Exercise Price in cash.

Section 2.4     Issuance of Warrant Shares.  Subject to Section 2.5, upon the surrender of this Warrant and payment of the per share Exercise Price in cash and/or in accordance with a Cashless Exercise as set forth in Section 2.3, the Company shall, as promptly as practicable, and in any event within three (3) Trading Days thereafter, issue (or cause there to be issued) and deliver (or cause to be delivered) to or upon the written order of the Holder and in such name or names as the Holder may designate in the Warrant Exercise Notice provided pursuant to Section 2.3(a), a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants or other securities or property to which it is entitled, registered or otherwise to the Person or Persons entitled to receive the same, together with cash as provided in Section 2.5 in respect of any fractional Warrant Shares otherwise issuable upon such exercise.

Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the delivery of the Warrant Exercise Notice provided pursuant to Section 2.3(a), the surrender of this Warrant and, subject to Section 2.3(b), payment of the per share Exercise Price, notwithstanding that the stock transfer books of the Company may then be closed or such certificate or certificates may not be actually delivered on such date.  If, prior to both (x) a Rights Plan Triggering Event and (y) a Distribution Date, this Warrant is exercised for Class A Common Stock, upon the exercise of this Warrant, the shares of Class A Common Stock issued in respect thereof shall be issued with the same Rights, if any, attached thereto as are attached to the then-outstanding shares of Class A Common Stock.  If following the occurrence of a Distribution Date and prior to the expiration or redemption of the Rights (it being understood that a Rights Plan Exchange shall not be deemed to be an expiration or redemption of the Rights), this Warrant is exercised for Class A Common Stock, upon the exercise of this Warrant, the holders of such Class A Common Stock shall receive the number of Rights which would have been attached to such Class A Common Stock assuming the Distribution Date had not occurred prior to such exercise and, if the Company has previously completed a Rights Plan Exchange that would have applied to such Rights had they been outstanding at the time of such Rights Plan Exchange, the Company shall promptly effect the same exchange of the Rights received by such holders as was previously completed pursuant to such Rights Plan Exchange (it being understood that Section 3.5 shall not apply to such Rights Plan Exchange).

Section 2.5     Fractional Warrant Shares.  The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants.  If any fraction of a Warrant Share would, except for the provisions of this Section 2.5, be issuable on the exercise of this Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the Fair Market Value for one Warrant Share on the Trading Day immediately preceding the date the Warrant is exercised, multiplied by such fraction, rounded to the nearest whole cent.

Section 2.6     Reservation of Warrant Shares.  (a) The Company shall at all times on and following the Closing Date keep reserved out of its authorized but unissued shares of Common Stock a number of shares of Class A Common Stock sufficient to provide for the exercise in full of all outstanding Warrants.  The registrar for the Class A Common Stock shall at all times on and following the Closing Date and until the Expiration Date, or the time at which all Warrants have been exercised or canceled, reserve such number of authorized shares of Class A Common Stock as shall be required for such purpose.  All Warrant Shares which may be issued upon exercise of this Warrant shall be duly and validly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and free from all Liens, other than Liens created pursuant to the Securities Purchase Agreement or created by the Holder.

(b)     Before taking any action which would cause an adjustment pursuant to Article 3 to reduce the Exercise Price below the then par value (if any) of the Class A Common Stock, the Company shall take any and all corporate action which may, based on the advice of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at the Exercise Price as so adjusted.

Section 2.7     Listing; Compliance with Law.  On or prior to the Initial Exercise Date, the Company will, if applicable, (A) procure, at its sole expense, the listing of the Warrant

Shares and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Warrant Shares are then listed or traded and (B) use its best efforts to maintain the listing of such Warrant Shares after issuance. The Company will use its reasonable best efforts to ensure that the Warrant Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Warrant Shares are listed or traded.

Section 2.8     Payment of Taxes.  Issuance of certificates for Warrant Shares (or other securities) to the Holder upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

Section 2.9     Limitation on Exercise.  (a) Prior to the receipt of Shareholder Approval with respect to the removal of the limitations set forth in this Section 2.9, no Holder will be permitted to exercise the right to purchase Warrant Shares, if and to the extent, following such exercise, either (i) the aggregate voting power of such Holder (or of any Group including such Holder) on a matter being voted on by holders of the Common Stock would exceed 19.99% of the Maximum Voting Power or (ii) such Holder (or any Group including such Holder) would Beneficially Own more than 19.99% of the then outstanding Common Stock; provided, however, that such exercise restriction shall not apply in connection with and subject to completion of (A) a Public Sale of the Class A Common Stock to be issued upon such exercise, if following consummation of such Public Sale such Holder or Group will not Beneficially Own in excess of 19.99% of the then outstanding Common Stock or (B) a bona fide third party tender offer for the Common Stock.  For purposes of the foregoing sentence, the number of shares of Common Stock Beneficially Owned by a Holder (or any Group including such Holder) shall include the number of shares of Class A Common Stock to be issued with respect to which a Warrant Exercise Notice has been given, but shall exclude the number of shares of Common Stock which would be issuable upon conversion or exercise any other outstanding Warrants Beneficially Owned by such Holder (or any Group including such Holder). At any time upon the written request of the Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of shares of Common Stock and Maximum Voting Power then outstanding.  Effective immediately upon receipt of Shareholder Approval with respect to the removal of the limitations set forth in this Section 2.9, this Section 2.9 shall cease to apply.

ARTICLE 3

ADJUSTMENT PROVISIONS

Section 3.1     Changes in Common Stock.  In the event that at any time or from time to time after the date hereof, the Company shall (i) pay a dividend or make a distribution on its Class A Common Stock, in each case in shares of its Class A Common Stock, (ii) subdivide its outstanding shares of Class A Common Stock into a larger number of shares of Class A Common Stock, (iii) combine its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock or (iv) increase or decrease the number of shares of Class A Common Stock outstanding by reclassification of its Class A Common Stock (in each case, other than a transaction to which Section 3.4 is applicable), then the number of shares of Class A Common Stock purchasable upon exercise of this Warrant immediately after the happening of such event shall be adjusted so that, after giving effect to such adjustment, the Holder of this Warrant shall be entitled to receive the number of shares of Class A Common Stock upon exercise that such Holder would have owned or have been entitled to receive had this Warrant been exercised immediately prior to the happening of the events described above (or, in the case of a dividend or distribution of Class A Common Stock, immediately prior to the record date therefor), and the Exercise Price shall be adjusted in inverse proportion.  An adjustment made pursuant to this Section 3.1 shall become effective immediately after the effective date, retroactive to the record date therefor in the case of a dividend or distribution in shares of Class A Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

Section 3.2     Cash Dividends and Other Distributions.  In the event that at any time or from time to time after the date hereof, the Company shall distribute to all holders of Class A Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities, or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than, in each case set forth in (i) and (ii), (x) any dividend or distribution described in Section 3.1 or Section 3.5, (y) any rights, options, warrants or other Convertible Securities described in Section 3.3 or (z) in connection with any transaction resulting in the issuance of additional warrants pursuant to Section 3.13), then (1) the number of shares of Class A Common Stock purchasable upon the exercise of this Warrant shall be increased to a number determined by multiplying the number of shares of Class A Common Stock purchasable upon the exercise of this Warrant immediately prior to the record date for any such dividend or distribution by a fraction, (A) the numerator of which shall be the Fair Market Value per share of Class A Common Stock on the record date for such distribution, and (B) the denominator of which shall be such Fair Market Value per share of Class A Common Stock less the sum of (x) any cash distributed per share of Class A Common Stock and (y) the Fair Market Value  of the portion, if any, of the distribution applicable to one share of Class A Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, options, warrants or subscription or purchase rights and (2) the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction.  Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution.  No adjustment shall be made pursuant to this Section 3.2 which shall have the effect of decreasing the number of shares of Class A Common Stock purchasable upon exercise of each Warrant or increasing the Exercise Price.

Section 3.3     Rights Issue.  In the event that at any time or from time to time after the date hereof, the Company shall issue, sell, distribute or otherwise grant any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any securities exercisable for, or convertible or exchangeable into, Class A Common Stock to all holders of Class A Common Stock, entitling such holders to subscribe for or purchase shares of Class A Common Stock or securities exchangeable for, or convertible or exchangeable into, Class A Common Stock, whether or not immediately exercisable, convertible or exchangeable, as the case may be, and the subscription or purchase price per share of Class A Common Stock or the price per share of Class A Common Stock issuable upon exercise, conversion or exchange thereof is lower at the record date for such issuance than the then Fair Market Value per share of Class A Common

Stock, the number of shares of Class A Common Stock thereafter purchasable upon the exercise of this Warrant shall be determined by multiplying the number of shares of Class A Common Stock purchasable upon the exercise of this Warrant prior to the record date by a fraction, (A) the numerator of which shall be the number of shares of Class A Common Stock outstanding on the date of issuance of such rights, options, warrants or other securities plus the number of additional shares of Class A Common Stock offered for subscription or purchase or into or for which such securities are exercisable, convertible or exchangeable, and (B) the denominator of which shall be the number of shares of Class A Common Stock outstanding on the date of issuance of such rights, options, warrants or other securities plus the total number of shares of Class A Common Stock which could be purchased at the Fair Market Value with the aggregate consideration received through the issuance of such rights, options, warrants, or other securities.  In the event of any such adjustment, the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such date of issuance by the above fraction.  Such adjustment shall be made whenever such rights, options or warrants are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options, warrants or securities.

If the Company at any time shall issue two or more securities as a unit and one or more of such securities shall be rights, options or warrants for or securities exercisable for, or convertible or exchangeable into, Class A Common Stock subject to this Section 3.3, the consideration allocated to each such security shall be the relative Fair Market Value thereof as compared to the other security or securities issued as such unit.

For the avoidance of doubt, this Section 3.3 shall not apply to the Rights distributed pursuant to the Company Rights Plan as of August 10, 2009.

Section 3.4     Disposition Events.  (a) If any of the following events (any such event, a “Disposition Event”) occurs:

(i)     any reclassification or exchange of the Class A Common Stock;

(ii)     any merger, consolidation or other combination to which the Company is a constituent party; or

(iii)     any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Company to any other Person;

in each case, as a result of which all or substantially all of the holders of Class A Common Stock shall be entitled to receive cash, securities and/or other property for their shares of Class A Common Stock, then, as a condition precedent to such Disposition Event, proper and adequate provision shall be made so that, upon the basis and terms and in the manner provided in this Warrant, the Holder shall be entitled upon the exercise of this Warrant at any time after the consummation of such Disposition Event, to the extent this Warrant is not exercised in full prior to such Disposition Event, to receive at the Exercise Price in effect at the time immediately prior to the consummation of such Disposition Event, in lieu of the Class A Common Stock otherwise issuable upon such exercise of this Warrant prior to such Disposition Event, the kind and amount of cash, securities and/or other property to which such Holder would have been entitled upon the consummation of such Disposition Event (without giving effect to the limitations set forth in Section 2.9 and Section 3.6(d)) if such Holder had exercised this Warrant immediately prior thereto.  In determining the kind and amount of cash, securities and/or other property receivable upon exercise of this Warrant following the consummation of such Disposition Event, if the holders of Class A Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Disposition Event, then the Holder shall have the right to make a similar election upon exercise of this Warrant with respect to the kind and amount of cash, securities and/or other property which the Holder will receive upon exercise of this Warrant.  The Company may not cause, or agree to cause or permit to occur, a Disposition Event, unless the issuer of any securities or other property into which this Warrant thereafter becomes exercisable (if other than the Company) agrees, for the express benefit of the holders of record of this Warrant (including making them beneficiaries of such agreement), to issue such securities or other property and to otherwise assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder.  To the extent that equity securities are received by the holders of Class A Common Stock in connection with a Disposition Event, the portion of this Warrant that will be exercisable into such equity securities will continue to be subject to the adjustments set forth in this Article 3.  The provisions of this Section 3.4 shall similarly apply to successive Disposition Events.  If this Section 3.4 applies to any event or occurrence, neither Section 3.1 nor Section 3.5 shall apply; provided, however, that this Section 3.4 shall not apply to any subdivision or combination of shares of Class A Common Stock to which Section 3.1 is applicable.

Section 3.5     Adjustment for Certain Tender Offers or Exchange Offers.  In case the Company or any of its Subsidiaries shall, at any time or from time to time, while this Warrant is outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer that is treated as a “tender offer” under U.S. federal securities laws made by the Company or any Subsidiary for all or any portion of the Class A Common Stock, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value as of the Tender Expiration Date (as defined below) of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per share of Class A Common Stock validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged shares of Class A Common Stock, the “Purchased Shares”) exceeds the Daily Price per share of the Class A Common Stock on the first Trading Day immediately following the last date (such last date, the “Tender Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Tender Expiration Date), then, effective immediately prior to the opening of business on the second Trading Day immediately following the Tender Expiration Date:

(1) The Exercise Price shall be decreased so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the Trading Day immediately following the Tender Expiration Date by a fraction: (i) the numerator of which shall be equal to the product of (A) the number of shares of Class A Common Stock outstanding as of the Expiration Time (including all Purchased Shares) and (B) the Daily Price per share of the Class A Common Stock on the first Trading Day immediately following the Tender Expiration Date; and (ii) the denominator of which is equal to the sum of (A) the Aggregate Amount and (B) the product of (I) an amount equal to (x) the number of shares of Class A Common Stock outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer less (y) the Purchased Shares and (II) the Daily Price per share of the Class A Common Stock on the first Trading Day immediately following the Tender Expiration Date; and

(2) The number of Warrant Shares issuable upon exercise of this Warrant will be adjusted by multiplying such number by a fraction:  (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 3.5(a) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

In the event that the Company or a Subsidiary is obligated to purchase shares of Class A Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price and number of Warrant Shares issuable shall again be adjusted to be the Exercise Price and number of Warrant Shares issuable which would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this Section 3.5 to any tender offer or exchange offer would result in an increase in the Exercise Price or reduction in the number of Warrant Shares issuable, no adjustment shall be made for such tender offer or exchange offer under this Section 3.5.

If this Section 3.5 applies to any event, Section 3.2 shall not apply.

Section 3.6     Issuance of Additional Shares of Class A Common Stock.

(a)     Deemed Issuances of Additional Shares of Class A Common Stock.  The maximum number of shares of Class A Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Convertible Securities will be deemed to be Additional Shares of Class A Common Stock issued as of the time of the issuance of such Convertible Securities; provided, however, that:

(i)     No adjustment in the Exercise Price will be made upon the subsequent issuance of shares of Class A Common Stock upon the exercise, conversion or exchange of such Convertible Securities;

(ii)     To the extent that Additional Shares of Class A Common Stock are not issued pursuant to any such Convertible Security upon the expiration or termination of an unissued, unexercised, unconverted or unexchanged Convertible Security, the Exercise Price will be readjusted to the Exercise Price that would have been in effect had such Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(iii)     In the event of any change in the number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange of any Convertible Security,

excluding a change resulting from any transaction giving rise to an adjustment pursuant to Section 3.1 but including periodic or scheduled accretions or adjustments to a Convertible Security, interest and dividends paid in kind, repricings of the exercise or conversion price of such Convertible Securities or otherwise, the Exercise Price then in effect will be readjusted to the Exercise Price that would have been in effect if, on the date of issuance, such Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Class A Common Stock.

(b)     Determination of Consideration.  The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Class A Common Stock will be computed as follows:

(i)     Cash and Property.  Aggregate consideration consisting of cash and other property will:  (x) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends; (y) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and (z) insofar as it consists of both cash and other property, be the proportion of such consideration so received.

(ii)     Convertible Securities. The aggregate consideration per share received by the Company for Convertible Securities will be determined by dividing:  (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the full and complete exercise, conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Class A Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the full and complete exercise, conversion or exchange of such Convertible Securities.

(c)     Adjustment of Exercise Price.  Subject to Section 3.6(d), in the event the Company shall, at any time and from time to time while any of the Warrants is outstanding, issue or sell Additional Shares of Class A Common Stock for a consideration per share, as determined by such consideration’s Fair Market Value in accordance with Section 3.6(b), less than the Exercise Price in effect immediately prior to such issuance (a “Below Exercise Price Issuance”), then, effective immediately upon the date of such Below Exercise Price Issuance:

(i)           the Exercise Price in effect immediately after such Below Exercise Price Issuance shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to such Below Exercise Price Issuance by a fraction:  (1) the numerator of which shall be the sum of (a) the number of shares of Class A Common Stock outstanding immediately prior to such Below Exercise Price Issuance; plus (b) (x) the Fair Market Value of the aggregate consideration received by the Company in respect of such Below Exercise Price Issuance, divided by (y) the Exercise Price in effect immediately prior to such Below Exercise Price Issuance, and (2) the denominator of which shall be the sum of (a) the number of shares of Class A Common Stock outstanding immediately prior to such

Below Exercise Price Issuance, plus (b) the number of such Additional Shares of Class A Common Stock issued in such Below Exercise Price Issuance; and

(ii)     the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted by multiplying such number by a fraction:  (A) the numerator of which shall be the Exercise Price immediately prior to the adjustment pursuant to Section 3.6(c)(i) and (B) the denominator of which shall be the Exercise Price immediately after such adjustment.

(d)     Limitation.  Prior to the receipt of Shareholder Approval with respect to the removal of the limitations set forth in this Section 3.6(d), in no event shall any adjustment pursuant to this Section 3.6 cause the Exercise Price to be less than $1.37 (the “Floor Price”) or the number of Warrant Shares issuable to be greater than the number of Warrant Shares issuable at such Exercise Price, provided that such Floor Price and corresponding number of Warrant Shares issuable shall be adjusted in the same manner as the Exercise Price and number of Warrant Shares issuable to reflect any adjustments made  in accordance with this Article 3 (other than adjustments pursuant to this Section 3.6).  Effective immediately upon Shareholder Approval, this Section 3.6(d) shall cease to apply.

Section 3.7     Other Events.  If any event occurs as to which the foregoing provisions of this Article 3 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

Section 3.8     Superseding Adjustment.  Upon the expiration of any rights, options, warrants or conversion or exchange privileges which resulted in any adjustments pursuant to this Article 3 (other than Section 3.6), if any of the foregoing shall not have been exercised, the number of Warrant Shares purchasable upon the exercise of each Warrant shall be readjusted as if (i) the only shares of Class A Common Stock issuable upon exercise of such rights, options, warrants, conversion or exchange privileges were the shares of Class A Common Stock, if any, actually issued upon the exercise of such rights, options, warrants or conversion or exchange privileges and (ii) shares of Class A Common Stock actually issued, if any, were issuable for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange privileges whether or not exercised and the Exercise Price shall be readjusted inversely; provided, however, that no such readjustment shall (except by reason of an intervening adjustment under Section 3.1 or, if applicable, Section 3.7) have the effect of decreasing the number of Warrant Shares purchasable upon the exercise of each Warrant or increasing the Exercise Price by an amount in excess of the amount of the adjustments to the number of Warrant Shares purchasable and the Exercise Price initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange privileges.

Section 3.9     Minimum Adjustment.  The adjustments required by the preceding Sections of this Article 3 shall be made whenever and as often as any specified event requiring an adjustment pursuant to this Article 3 shall occur, except that no adjustment of the Exercise Price or the number of shares of Class A Common Stock purchasable upon exercise of the Warrants that would otherwise be required shall be made (except in the case of a subdivision or combination of shares of Class A Common Stock, as provided for in Section 3.1) unless and until such adjustment either by itself or together with all other adjustments pursuant to this Article 3 not previously made as a result of this Section 3.9 increases or decreases by at least one percent (1%) the Exercise Price or the number of shares of Class A Common Stock purchasable upon exercise of the Warrants immediately prior to the making of such adjustment.  Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Article 3 and not previously made, would result in a minimum adjustment.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.  In computing adjustments under this Article 3, fractional interests in Class A Common Stock shall be taken into account to the nearest one-hundredth of a share.

Section 3.10    Other Provisions Regarding Adjustments.  In the event that at any time, as a result of an adjustment made pursuant to Section 3.1 hereof, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Class A Common Stock, thereafter the number of such other shares of capital stock so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Common Stock contained in this Article 3 and the provisions contained elsewhere herein with respect to Class A Common Stock shall apply on like terms to any such other shares.

Section 3.11    Notice of Adjustment.  Whenever the Exercise Price or the number of shares of Class A Common Stock and other property, if any, purchasable upon exercise of Warrants is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of a firm of independent accountants (who may be the regular accountants employed by the Company) or the Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board determined the Fair Market Value of any evidences of indebtedness, other securities or property or warrants or other subscription or purchase rights), and specifying the Exercise Price and the number of shares of Class A Common Stock or other securities or property purchasable upon exercise of Warrants after giving effect to such adjustment.

Section 3.12    Notice of Certain Transactions.  In the event that the Company shall resolve or agree to take any action or permit any event to occur that would require any adjustment of the number of Warrant Shares subject to this Warrant or the Exercise Price, the Company shall within five (5) Business Days send to the Holder, a notice of such proposed action or offer, such notice to be mailed to the Holder, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such action or event is to take place and the date of participation therein by the holders of Class A Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action or event on the Class A Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Class A Common Stock and other securities or property, if any, purchasable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment which will be required as a result of such action or event.

Section 3.13    Issuance of Additional Warrants.  In connection with the declaration, issuance or consummation of any dividend, spin-off or other distribution or similar transaction by the Company of the capital stock of any of its Subsidiaries, the Company shall cause (i) additional warrants of such Subsidiary with, subject to clause (iii) below, substantially similar terms as the Warrants, to be issued to the Holder or one or more of its nominees so that after giving effect to such transaction the Warrants and such warrants of such Subsidiary each represent the same percentage interest in the fully diluted number of common shares of such entity as the Warrants represented in the Company immediately prior to such transaction, (ii) any such Subsidiary to enter into definitive agreements with the Holder and/or its nominees, as appropriate with respect to such additional warrants on similar terms, conditions, covenants and governance provisions as are provided for with respect to the Warrants in the Securities Purchase Agreement and Registration Rights Agreement and (iii) (A) the exercise price of the Warrants to be reduced by an amount reasonably acceptable to the Holder to reflect the value of the capital stock of the Subsidiary to be dividended, spun-off or otherwise distributed and (B) the exercise price of the additional warrants of such Subsidiary to be fixed in a manner reasonably acceptable to such Holder to reflect the amount by which the exercise price of the Warrants was reduced pursuant to clause (iii)(A) above, as adjusted to reflect any differences in the fully-diluted number of the shares of common stock of the Company and such Subsidiary.

ARTICLE 4

TRANSFER, DIVISION AND COMBINATION

Section 4.1     Transfer.  Subject to compliance with the Securities Purchase Agreement and Section 4.6, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.3(a) or the office or agency designated by the Company pursuant to Article 6, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by the Holder or its agent or attorney and, if required, funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  A Warrant, if properly assigned in compliance with this Section 4.1, may be exercised by a new Holder for the purchase of shares of Class A Common Stock without having a new Warrant issued.

Section 4.2     Division and Combination.  Subject to compliance with Section 4.1, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

Section 4.3     Expenses.  The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Article 4.

Section 4.4     Maintenance of Books.  The Company agrees to maintain, at its aforesaid office or agency, books for the registration or transfer of the Warrants.

Section 4.5     Restrictive Legend.

(a)     Certificates representing Warrants and Warrant Shares issued pursuant to this Warrant shall bear a legend substantially in the form of the legend set forth on the first page of this Warrant to the extent that and for so long as such legend is required pursuant to the Securities Purchase Agreement or applicable securities laws.

(b)     Notwithstanding the provisions of Section 4.5(a), (i) the Company shall deliver Warrants or certificates for Warrant Shares without the first sentence of such legend if the securities referred to in such legend shall have been registered under the Securities Act or if such legend is otherwise not required under the Securities Act, and if such legend has been set forth on any previously delivered certificates, such legend shall be removed from any certificates at the request of the Holder if the securities referred to in such clause have been registered under the Securities Act or if such legend is not otherwise required under the Securities Act and (ii) the Company shall deliver Warrants or certificates for Warrant Shares without the second sentence of such legend if the securities referred to in such legend are no longer subject to such additional restrictions on transfer as set forth in the Securities Purchase Agreement.

Section 4.6     Transfer Restrictions.  This Warrant and the Warrant Shares may be transferred, sold, assigned, pledged or otherwise encumbered at any time without the consent of the Company after the Transfer Restriction Termination Event, subject to compliance with Section 4.1 of the Securities Purchase Agreement.  Notwithstanding the foregoing, subject to compliance with Section 4.1 of the Securities Purchase Agreement, the Holder may assign or transfer this Warrant or any of the Warrant Shares at any time without the consent of the Company (i) to any Affiliate of the Holder, (ii) to the Company or any of its subsidiaries or (iii) pursuant to any tender offer, exchange offer, merger, consolidation, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of the Company are offered, permitted or required to participate as holders of the Company’s capital stock.

Section 4.7     Right of First Offer.

(a)     If at any time after the Transfer Restriction Termination Event and prior to August 11, 2014, the Holder desires to sell all or any portion of the Warrant (other than (x) to an Affiliate, (y) to the Company or any of its subsidiaries or (z) pursuant to any tender offer, exchange offer, merger, consolidation, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of the Company are offered, permitted or required to participate as holders of the Company’s capital stock), the Holder shall first give written notice of its desire to sell (a “First Offer Notice”) to the Company setting forth the percentage of the Warrant it desires to sell (“Offered Warrant”).  Following delivery of the First Offer Notice, the Company will have twenty (20) Business Days to provide a written offer (the “Company Offer Notice”) to purchase all (but not less than all) of the Offered Warrants for cash at a price and on such other terms and conditions specified in such Company Offer Notice.  The Company Offer Notice shall constitute an irrevocable offer for twenty (20) Business Days by the Company to purchase the Offered Warrant, on the terms and conditions contained in the Company Offer Notice, to the Holder.

(b)     Within twenty (20) Business Days following receipt of the Company Offer Notice (the “Right of First Offer Period”) from the Company, the Holder may elect to sell all (but not part) of the Offered Warrant on the terms and conditions specified in the Company Offer Notice by giving written notice thereof to the Company (an “Acceptance”).  If the Holder does not give an Acceptance within the Right of First Offer Period, the Holder shall be deemed to have declined to sell any of the Offered Warrant pursuant to the Company Offer Notice.  If an Acceptance is given within the Right of First Offer Period, such Acceptance shall be deemed to be an irrevocable commitment by the Holder to sell all of the Offered Interest on the terms and conditions specified in the Company Offer Notice.

(c)     Any sale of the Offered Warrant to the Company under this Section 4.7 shall be consummated not later than ten (10) Business Days after the date of the Acceptance.

(d)     Notwithstanding anything to the contrary in this Section 4.7, if the Holder declines to sell the Offered Warrant within the Right of First Offer Period referred to above or the Holder does not deliver an Acceptance within the Right of First Offer Period, the Holder may sell the Offered Warrant to a third party (“Third Party”) for consideration with a Fair Market Value not less than 100% of the price set forth in the Company Offer Notice and otherwise on economic terms substantially similar in all material respects to those set forth in the Company Offer Notice, provided that a definitive agreement with respect to such sale is entered into not later than one hundred eighty (180) days from the expiration of the Right of First Offer Period, with the closing to be held not later than two hundred seventy (270) days from the expiration of the Right of First Offer Period; if, however, the Offered Warrant is not so transferred within that period (or the Offered Warrant is to be transferred for less than 100% of the price set forth in the Company Offer Notice or on economic terms which vary materially from those set forth in the Company Offer Notice), then this Section 4.7 shall again apply to any future sale of the Warrant under the circumstances set forth above in this Section 4.7.  Upon completion of any sale of the Warrant to a Third Party pursuant this Section 4.7, such Third Party shall be entitled to all the benefits, and shall become subject to all of the obligations, of the Holder hereunder and shall agree to be bound by all of the applicable provisions hereof.

Section 4.8     No Rights as Shareholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

ARTICLE 5

LOSS OR MUTILATION

Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to it (it being understood that the written agreement of the Holder shall be sufficient indemnity in the case of the initial Holder of this Warrant) and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder (without expense to the Holder); provided, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

ARTICLE 6

OFFICE OF THE COMPANY

As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.

ARTICLE 7

LIMITATION OF LIABILITY

No provision hereof, in the absence of affirmative action by the Holder hereof to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or purchase price of any Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

ARTICLE 8

MISCELLANEOUS

Section 8.1     Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder hereof shall operate as a waiver of such right or otherwise prejudice such Holder’s rights, powers or remedies.  If the Company fails to make, when due, any payments provided for hereunder, or fails to comply with any other provision of this Warrant, the Company shall pay to the Holder hereof such amounts as shall be sufficient to cover any reasonable costs and expenses, including reasonable attorneys’ fees, including those of appellate proceedings, incurred by such Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

Section 8.2     Entire Agreement; No Third-Party Beneficiaries.  This Warrant and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Holder and the Company with respect to the subject matter of this Warrant.  This Warrant is not intended to confer upon any Person other than the Holder and the Company any rights or remedies.

Section 8.3     Amendment.  This Warrant and all other Warrants may be amended with the written consent of the holders of Warrants then exercisable for a majority of the Warrant Shares.

Section 8.4     Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail to the addresses set forth in the Securities Purchase Agreement with respect to the Company and, if applicable, the Holder or to the Holder at its last known address appearing on the books of the Company maintained for such purposes.

The Company and any Holder by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 8.5     Remedies.  The Company and the Holder hereof each stipulates that the remedies at law of each party hereto in the event of any default or threatened default by the other party in the performance or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

Section 8.6     Governing Law.  This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 8.7     Successors.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Holder hereof, and shall be enforceable by any such successors and assigns.

Section 8.8     Headings.  The headings of the Articles and Sections of this Warrant have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 8.9     Severability.  The provisions of this Warrant are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Warrant in any jurisdiction.

Section 8.10    Certain Issuances.  Prior to the receipt of Shareholder Approval with respect to the limitations set forth in Section 3.6(d), so long as any Warrants are outstanding, in addition to any other approval that may be required by law or the certificate of incorporation of the Company, the written consent of the holders of  the then outstanding Warrants exercisable for a majority of the Warrant Shares shall be necessary for the Company to take, or agree or commit to take, any action for which an adjustment to the Exercise Price would not be made pursuant to

Section 3.6 solely as a result of the application of Section 3.6(d).  Effective immediately upon such Shareholder Approval, this Section 8.10 shall cease to apply.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary.

ACCESS INTEGRATED TECHNOLOGIES, INC. d/b/a CINEDIGM DIGITAL CINEMA CORP.
By:
Name:
Title:

Attest:

Name:
Title:

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of ______________ shares of Class A Common Stock of Access Integrated Technologies, Inc., and [herewith makes payment therefor] [requests that the Company withhold the number of shares from the shares of Class A Common Stock receivable by the undersigned in accordance with the Cashless Exercise option specified in Section 2.3 of this Warrant]1, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Class A Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _________________________ whose address is ___________________________________ and, if such shares of Class A Common Stock shall not include all of the shares of Class A Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Class A Common Stock issuable hereunder be delivered to the undersigned.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

1	To be inserted if Cashless Exercise is requested.

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Class A Common Stock set forth below:

Name and Address of Assignee	No. of shares of Class A Common Stock

and does hereby irrevocably constitute and appoint _______________________ attorney-in-fact to register such transfer on the books of Access Integrated Technologies, Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:

Name:
(Print)

Signature:

Witness:

NOTICE:                      The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.